BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

January 4, 2022

BNY Mellon Stock Funds

240 Greenwich Street
New York, New York 10286

Re: Expense Waiver – BNY Mellon International Core Equity Fund

To Whom It May Concern:

Effective February 1, 2022, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon International Core Equity Fund (the "Fund"), a series of BNY Mellon Stock Funds (the "Trust"), as follows:

The fund's investment adviser and administrator, BNY Mellon Investment Adviser, has contractually agreed to waive receipt of their fees and/or assume the direct expenses of the fund so that such expenses (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed an annual rate of 1.12% for Class A shares, 1.90% for Class C shares, .85% for Class I shares and .85% for Class Y shares. This expense limitation agreement will continue in effect, with respect to each class, except Class Y shares, until the fiscal year end following such time as the expenses are equal to or less than such annual rate for the applicable class. With respect to Class Y shares, the expense limitation agreement will continue until February 1, 2023, after which the expense limitation agreement may be terminated at any time.

This Agreement may only be amended by agreement of the Trust, on behalf of the Fund, upon the approval of the Board of Trustees of the Trust and BNYM Investment Adviser, to increase the amount of the waiver and may only be terminated prior to February 1, 2023 in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust with respect to the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
                                                         James Bitetto

        Secretary

Accepted and Agreed To:

BNY MELLON STOCK FUNDS,

On Behalf of BNY Mellon International Core Equity Fund

By: /s/ James Windels_____

James Windels

Treasurer